Exhibit 99.1

Ur-Energy Provides 2017 Q1 Operational Results

Littleton, Colorado (PR Newswire – April 13, 2017) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for first quarter 2017.

Highlights

Lost Creek Operations
	Units	2017 Q1	2016 Q4

U3O8 Captured	(‘000 lbs)	79.3	103.6
U3O8 Dried & Drummed	(‘000 lbs)	74.4	111.1
U3O8 Sold (from production)	(‘000 lbs)	50.0	100.0

Average Flow Rate	(gpm)	2,403	2,559
U3O8 Head Grade	(mg/l)	32	39

Lost Creek Uranium Production and Sales

For the quarter, 79,340 pounds of U3O8 were captured within the Lost Creek plant. 74,382 pounds of U3O8 were packaged in drums and 72,643 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At March 31, 2017, inventory at the conversion facility was approximately 113,528 pounds U3O8. During the quarter, sales totaled $14.8 million on contract sales of 250,000 pounds at an average price of $59.28 per pound, or 145% above the average spot price for the same period of $24.17 per pound. In addition to the 50,000 pounds of Lost Creek production, we purchased 200,000 pounds at an average cost of $20.08 per pound, and delivered a total of 250,000 pounds into our contractual commitments.

Production rates at Lost Creek during the quarter were in line with guidance. These rates were achieved despite extreme winter conditions in Wyoming, which prevented routine operations for many days during the period. Notwithstanding the weather and site conditions, we achieved average flow rates during the first quarter of 2017 that exceeded the average for all of 2016, which was 2,274 gpm. We also successfully commenced operations of our Class V water disposal and recycling circuit.

Vice President Operations, Steve Hatten, noted that “Lost Creek continues to outperform our expectations. We recognize that we have a unique and very special deposit here – with production remaining at approximately 25,000 pounds per month, even after being in production for three and a half years and providing more than two million pounds of shipped material. We look forward to completion of the current development work, which will enable us to begin production from the first three header houses of Mine Unit 2.”

Following the end of the quarter, we recognized a safety milestone, as 12 months have passed with no lost-time accidents. This achievement speaks highly of the commitment and diligence of our Lost Creek team.

As previously disclosed, we implemented a further reduction in force during the quarter, with a total of eight lay-offs occurring from our three locations (Lost Creek, Casper and Littleton offices). The reduction was primarily focused on those departments not directly related to production. The estimated reduction in labor costs attributable to this action will be approximately $0.8 million per year.

Continuing Guidance for 2017

We expect to have contract sales of 241,000 pounds U3O8 in 2017 Q2 at an average price of $49 per pound. We plan to purchase 210,000 of those pounds at an average cost of $23 per pound. The balance will be delivered from Lost Creek production. The 2017 Q2 production target for Lost Creek is between 60,000 and 75,000 pounds dried and drummed. Our production rate may be adjusted based on continuing operational matters and other indicators in the market.

Following advance purchasing and planning activities in March, drilling and other construction work to develop the first three header houses in Mine Unit 2 (“MU2”) commenced in early April. We expect to bring the first MU2 header house on line in 2017 Q3.

We will provide further guidance for the upcoming quarter and year in our Form 10-Q, which is currently anticipated to be filed on Friday, May 5, 2017.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO

866-981-4588

Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; timing to bring the first MU2 header houses online; the ability to meet production targets for second quarter and whether adjustments of production rates will be necessary or appropriate) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.